Exhibit 5.1

[Letterhead of DLA Piper LLP (US)]

April 8, 2015

Truven Health Analytics Inc.

Truven Holding Corp.

HBE Solutions, LLC

Joan Wellman and Associates, Inc.

Simpler Consulting, LLC

Simpler North America, LLC

777 E. Eisenhower Parkway,

Ann Arbor, Michigan 48108.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $40,000,000 principal amount of 10.625% Senior Notes due 2020 (the “Notes”) of Truven Health Analytics Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 10.625% Senior Notes due 2020, issued on November 12, 2014 pursuant to the Indenture, dated as of June 6, 2012 (as supplemented, the “Indenture”), among the Company (as successor in interest to Wolverine Healthcare Analytics, Inc. (“Wolverine”)), as Issuer, Truven Holding Corp. (formerly known as VCPH Holding Corp.), a Delaware corporation and parent of the Company (the “Parent Guarantor”), as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (a) the First Supplemental Indenture, dated as of June 6, 2012 among Wolverine, the Company and the Trustee, (b) the Second Supplemental Indenture, dated as of June 5, 2013, among the Issuer, the Parent Guarantor and the Trustee, (c) the Third Supplemental Indenture, dated as of November 3, 2014, by and among, Simpler North America, LLC, a Delaware limited liability company (“Simpler NA”), Simpler Consulting, LLC, a Delaware limited liability company (“Simpler Consulting”), the Company, the Parent Guarantor and the Trustee, (d) the Fourth Supplemental Indenture, dated as of November 5, 2014, by and among Joan Wellman and Associates, Inc., a Washington corporation (“JWA”), the Company, the Parent Guarantor, Simpler Consulting, Simpler NA and the Trustee, (e) the Fifth Supplemental Indenture, dated as of November 12, 2014, by and among, the Company, the Parent Guarantor, JWA, Simpler Consulting, Simpler NA and the Trustee, and (f) the Sixth Supplemental Indenture, dated as of November 12, 2014, by and among HBE Solutions, LLC, a Delaware limited liability company (“HBE” and together with the Parent Guarantor, JWA, Simpler Consulting and Simpler NA, the “Guarantors”), the Company, the Parent Guarantor, JWA, Simpler Consulting, Simpler NA and the Trustee and (ii) the Guarantees (the “Guarantees”) of the Guarantors endorsed on the Indenture, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”)

has become effective under the Act, the terms of the Notes and the Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors, and when the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated by the Registration Statement, (i) the Notes will constitute valid and legally binding obligations of the Company and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantors, respectively, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York, Washington and Delaware, as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Notes will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)